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Exhibit (a)(5)

For Immediate Release February 19, 2002	Contact:	Judi Vitale Firstwave Technologies, Inc. 770-431-1206 judiv@firstwave.net
Ashley Nalls Firstwave Technologies, Inc. 770-431-1313 ashleyn@firstwave.net

Firstwave Focuses on Employee Recognition and Satisfaction

Firstwave announces voluntary stock option exchange program for employees

        ATLANTA — Firstwave Technologies, Inc. (NASDAQ: FSTW), a web-based, customer relationship management (CRM) software innovator, announced today that it is offering a voluntary stock option exchange program for its employees, executive officers and directors. Under the program, Firstwave employees, executive officers and directors will have the opportunity to cancel previously granted options with an exercise price in excess of $10.00 in exchange for an equal number of new options to be granted on a specified future date, which will be at least six months and one day following the date when Firstwave cancels the existing options. The exercise price of the new options will be set at the fair market value of the Company's common stock as of the new grant date, which is expected to be in September 2002. Options to purchase approximately 113,604 shares of Firstwave common stock are expected to be eligible for participation in the program. For the year ended December 31, 2001, weighted average shares outstanding assuming dilution were 3,064,000. The exchange option program is not expected to result in a compensation charge to the financial statements.

        "Employee retention and motivation are the cornerstones of Firstwave's success," commented Richard Brock, Firstwave President and CEO. "We want to recognize our employees for their contributions to our success and to offer them a valuable incentive to stay with our company. This program is an indication of our commitment to our employees," continued Brock.

About Firstwave

        Firstwave® (www.firstwave.net) provides web-based, CRM solutions that automate and optimize how companies get, keep and grow customer relationships. Firstwave offers one of the only true, 100% web-based CRM applications in the market today. Originally founded in 1984 as Brock Control Systems, Firstwave maintains the depth and industry experience required to address unique business needs of mid-market companies. With over 18 years of experience in relationship management, Firstwave holds the distinction of being the Best Internet Based CRM Solution for the past two years as selected by the Denali Group, has been chosen as one of the Top 30 CRM Solutions by ISM for the last three years and has received the CRM Excellence Award by the Technology Marketing Corporation.

        Additional Information and Where to Find It

        This announcement is not an offer to purchase nor a solicitation of an offer to sell securities. Firstwave is filing a Tender Offer Statement with the Securities and Exchange Commission (SEC) that provides additional information concerning the stock option exchange program. Investors and option holders of Firstwave Technologies, Inc. are advised to read the Tender Offer Statement, Schedule TO and the exhibits thereto when they are available because these documents contain important information. Investors and option holders can receive, at no charge, the tender offer statement and other documents filed by Firstwave at the Securities and Exchange Commission website, www.sec.gov, or by contacting Cindy McVeigh at Firstwave Technologies, Inc., 2859 Paces Ferry Road, Suite 1000, Atlanta, GA 30339, telephone 770-431-1771.

        NOTE: Except for historical information contained herein, the matters set forth in this news release are forward-looking statements. The Company noted that the forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, such as the Company's capital requirements and other liquidity concerns and related doubt as to the Company's ability to continue as a going concern, potential fluctuations in quarterly results due to market demand, competition, technological developments, the Company's ability to continue to comply with NASDAQ listing requirements, and the size, timing, and contractual terms of orders, and also the risks and uncertainties discussed in the Company's Registration Statement of Form S-3, registration number 333-72666, filed with the Securities and Exchange Commission on November 1, 2001, under the caption "Risk Factors," which discussion is incorporated herein by this reference.

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  Exhibit (a)(5)
Firstwave Focuses on Employee Recognition and Satisfaction